EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of April 28, 2023 (the “Effective Date”), by and between Chase Sanchez (“Employee”), Oculus CHS Management Corp.,  an Illinois corporation (“Company”), Oculus CRS, LLC, a Colorado limited liability company (“Oculus”), and Lifted Liquids, Inc. d/b/a Lifted Made, an Illinois corporation (“Lifted”).

WITNESSETH:

WHEREAS, Company desires to employ Employee on the terms and conditions set forth herein;

WHEREAS, Employee desires to be employed by Company on such terms and conditions;

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows, intending to be legally bound hereby:

1.Term.  Employee’s employment hereunder shall be effective as of the date hereto and shall continue until the third (3rd) anniversary hereof, unless terminated earlier pursuant to Section 6 of this Agreement. Reference is hereby made to that certain Agreement and Plan of Merger by and among LIFD Partners Inc. (“LIFD”), Lifted, Company, Employee and Hagan Sanchez dated as of April 28, 2023 (the “Merger Agreement”), which Merger Agreement contemplates, among other things, a merger (“Merger”) of Company with and into Lifted, with Lifted being the surviving corporation in such Merger. Employee and Lifted agree and acknowledge that if and when the Merger is consummated (the “Merger Closing Date”) all of Company’s rights and obligations under this Agreement shall be assumed by Lifted without the need for any further action by either Employee or Lifted. “Employment Term” shall mean the period of time during which Employee is employed under this Agreement, initially by Company and following the Merger Closing Date by Lifted. “Employer” shall initially mean Company, and following the Merger Closing Date shall mean Lifted.

2.Position and Duties. Reference is hereby made to that certain Asset Purchase Agreement between LIFD, Lifted, Oculus, Employee, Hagan Sanchez, and Company dated as of April 28, 2023 (“Asset Purchase Agreement”), and to Oculus’ hemp flower products “Business” including blunts and joints referenced therein. During the portion of the Employment Term prior to the Merger Closing Date, the Employee shall be responsible for managing Oculus’ hemp flower products Business. During the portion of the Employment Term following the Merger Closing Date, Employee shall serve as Vice President of Lifted’s hemp flower division, having such duties, authorities and responsibilities as shall be determined from time to time by the CEO of Lifted, provided that Employee’s authority to incur or pay expenses outside of the ordinary course of the Business shall be subject to prior written approval by the CEO of Lifted, and provided further that Employee expressly agrees and acknowledges that Lifted is currently involved in, or plans to eventually be involved in, the cultivation, extraction, testing, purchase, manufacturing, sale, use, marketing, licensing, distribution, storage, or transfer, of any cannabis, marijuana, marijuana seeds, marijuana flower, marijuana-derived extracts, marijuana products, marijuana-derived products, hemp, hemp seeds, hemp flower, hemp-derived extracts, hemp products, hemp-derived products, hemp-derived cannabinoids, hemp-derived extracts, tobacco, tobacco-derived extracts, tobacco products, tobacco-derived products, blunts, joints, amanita mushroom-derived products, other mushroom-derived products, other psychoactive or psychedelic products, or other natural or synthetic products (collectively, “Lifted Businesses”), and that Employee’s duties, authorities and responsibilities may, at some point in time, extend beyond Lifted’s hemp flower division and into other Lifted Businesses.

3.Full-Time Employment. During the Employment Term, the Employee shall devote substantially all of his business time and attention to the performance of the Employee’s duties hereunder and shall not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the Employer’s prior written consent, it being expressly agreed and acknowledged by Employee that Employee shall not, directly or indirectly, own any interest in, or assist, advise, participate or otherwise be engaged in any product, brand, company or business, excepting only the Business and other Lifted Businesses, that involves, directly or indirectly, any right, title or interest in or to any business that is competitive with the Business or with any other of the Lifted Businesses. Notwithstanding the foregoing, Employee shall be permitted to act or serve as a director, trustee, committee member or principal of any civic or charitable organization, and to purchase or own less than 5% of the publicly traded securities of any corporation; provided, however, that, such ownership represents a passive investment and that the Employee is not a controlling person of, or a member of a group that controls, such corporation; and provided further that such activities do not interfere with the performance of the Employee’s duties and responsibilities to Employer.

4. Place of Performance.  The principal place of Employee’s employment shall be in or near Aztec, New Mexico, or Durango, Colorado, as Employer may from time to time specify in writing.

5. Compensation.

5.1 Base Salary.  Employer shall pay Employee an annual rate of base salary of One Hundred Fifty Thousand Dollars ($150,000) in periodic installments in accordance with the Employer’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly (the “Base Salary”).

5.2Medical Insurance.  During the Employment Term, Employee shall be provided medical insurance coverage by Employer the terms of which shall be generally consistent with the medical insurance coverage provided by Employer to similarly situated employees of Employer.

5.3Paid Time-Off.  During the Employment Term, Employee shall be entitled to four (4) weeks paid time off per each calendar year, which paid time off must be used by Employee during such calendar or, if not used, shall be forfeited (“Paid Time Off”).

5.4Business Expenses.  Employee shall be reimbursed for all reasonable and necessary out-of-pocket expenses incurred by Employee in the performance of Employee’s duties hereunder in accordance with Employer’s expense reimbursement policies and procedures, which includes the requirement that expense reimbursement reports, accompanied by receipts and other documentation, must be submitted within ten (10) days following the end of the calendar quarter during which expenses were incurred.

5.5Bonus Pool.  Following the Merger Closing Date, Employee shall be eligible to participate in Employer’s annual company-wide management bonus pool, which annual company-wide bonus pool is allocated and distributed in accordance with the unanimous written direction of Gerard M. Jacobs, Chairman and Chief Executive Officer of LFTD Partners Inc. (“LIFD”), Nicholas S. Warrender, Vice Chairman and Chief Operations Officer of LIFD, and William C. Jacobs, President and Chief Financial Officer of LIFD.

6. Termination of Employment.  The Employment Term and Employee’s employment hereunder may be terminated by either Company or Employee at any time and for any reason; provided, however, that, unless otherwise provided herein, either party shall be required to give the other party at least ten (10) days advance written notice of any termination of Employee’s employment.  Upon termination of Employee’s employment during the Employment Term,  Employee shall be entitled to the compensation and benefits described in this Section and shall have no further rights to any compensation or any other benefits from the Company.

6.1Expiration of the Employment Term. Employee’s employment hereunder may be terminated by either party upon expiration of the Employment Term.  In the event of such termination, Employee shall be entitled to receive: (a) any accrued but unpaid Base Salary and accrued but unused Paid Time Off during such calendar year, which shall be paid on the Termination Date (as defined below); and (b) reimbursement for unreimbursed business expenses properly incurred and documented by Employee, which shall be subject to and paid in accordance with Employer’s expense reimbursement policy (collectively the “Accrued Amounts”).

6.2Termination of Employment Term by Employer for “Cause”. Employee’s employment hereunder may be terminated by Employer for Cause. For purposes of this Agreement, for “Cause” shall mean that Employer concludes, in good faith, after reasonable investigation that: (a) Employee has been convicted by a court of proper jurisdiction of (or his written, voluntary and freely given confession to) a crime which constitutes a felony and results in material injury to Employer’s property, operation or reputation; or (b) Employee has violated any direct instruction to Employee from the CEO of Employee, or Employee has breached any material provision of this Agreement or any material written policy of Employer that is applicable to Employee and that has been previously provided to Employee, provided that Employer has delivered written notice to Employee specifying in detail the violation (“Employer Notice”), and Employee fails or refuses to cure such violation within ten (10) days after receipt of such Employer Notice. In the event of such termination for Cause, Employee shall be entitled to receive the Accrued Amounts.

6.3Termination of Employment Term by Employer Without Cause, or by Employee for “Good Reason”. Employee’s employment hereunder may be terminated by Employer without Cause, or by Employee for Good Reason. For purposes of this Agreement, for “Good Reason” shall mean that Employee concludes, in good faith, after reasonable investigation that, Employer has breached any material provision of this Agreement, provided that Employee has delivered written notice to Employer specifying in detail the violation (“Employee Notice”), and Employer fails or refuses to cure such violation within ten (10) days after receipt of such Employee Notice. In the event of termination of Employee’s employment hereunder by Employer without Cause, or by Employee for Good Reason as aforesaid, then: (a) Employee shall be entitled to receive the Accrued Amounts, plus a lump sum payment equal to the aggregate Base Salary that otherwise would have been paid by Employer to Employee during the period of time from the Termination Date through the last day of the Employment Term; and (b) If Employee timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), then Employer shall reimburse Employee for the difference between the monthly COBRA premium paid by Employee for himself and his dependents and the monthly premium amount paid by similarly situated active employees of Employer.  Such reimbursement shall be paid to Employee on the tenth (10th) of the month immediately following the month in which Employee timely remits the premium payment.  Employee shall be eligible to receive such reimbursement until the earliest of: (1) the eighteen-month anniversary of the Termination Date; (2) the date Employee is no longer eligible to receive COBRA continuation coverage; and (3) the date on which Employee receives substantially similar coverage from another employer or other source.

6.4Termination of Employment Term by Employee’s Death or Disability. Employee’s employment hereunder shall terminate automatically upon Employee’s death during the Employment Term, and Employer may terminate Employee’s employment hereunder on account of the Employee’s Disability. If Employee’s employment is terminated during the Employment Term on account of Employee’s death or Disability, Employee (or the Employee’s estate or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts. Notwithstanding any other provision contained herein, all payments made in connection with Employee’s Disability shall be provided in a manner that is consistent with federal and state law. For purposes of this Agreement, “Disability” shall mean Employee’s inability, due to physical or mental incapacity, to perform the essential functions of his job, with or without reasonable accommodation, for 180 days out of any 365-day period or 120 consecutive days.

6.5Notice of Termination.  Any termination of Employee’s employment hereunder by Employer or by Employee during the Employment Term (other than termination pursuant to Section 6.3 on account of Employee’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party.  The Notice of Termination shall specify: (a) the termination provision of this Agreement relied upon; (b) to the extent applicable, the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated; and (c) the applicable Termination Date.

6.6Termination Date.  The Employee’s “Termination Date” shall be: (a) if Employee’s employment hereunder terminates on account of Employee’s death, the date of Employee’s death; (b) if Employee’s employment hereunder is terminated on account of Employee’s Disability, the date that it is determined that Employee has a Disability; (c) if Employer terminates Employee’s employment hereunder for Cause, the date the Notice of Termination is delivered to Employee, subject to the applicable cure period; (d) if Employer terminates Employee’s employment hereunder without Cause, the date the Notice of Termination is delivered to Employee; (e) if Employee terminates his employment hereunder with Good Reason, the date the Notice of Termination is delivered to Employer, subject to the applicable cure period; or (f) if Employee terminates his employment hereunder without Good Reason, the date the Notice of Termination is delivered to Employer.

7.Restrictive Covenants.

7.1Acknowledgement.  Employee understands that the nature of Employee’s position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with Employer. Employee also understands that this Agreement is being signed in anticipation of a Merger of Company with and into Lifted, and that Lifted has entered into an Asset Purchase Agreement with Oculus, a company that is partly owned by Employee. Employee agrees, understands and acknowledges that Lifted would not have entered into the Merger Agreement or the Asset Purchase Agreement but for Employee agreeing to this Section 7.  Employee understands and acknowledges that the services he provides to Employer pursuant to this Agreement are unique, special or extraordinary.  Employee further understands and acknowledges that Employer’s ability to reserve and to rely upon Employee’s services for the exclusive knowledge and use of Employer is of great competitive importance and commercial value to Employer, and that improper use or disclosure by Employee is likely to result in unfair or unlawful competitive activity.  The benefits to Employee under the Asset Purchase Agreement and the Merger Agreement constitute, in part, consideration for Employee agreeing to be bound by the covenants set forth in this Section 7.

7.2 Non-Competition.  Because of the legitimate business interest of Employer as described herein and the good and valuable consideration offered to Employee, during the Employment Term and for the next twelve (12) months, to run consecutively, beginning on the last day of Employee’s employment with Employer, for any reason or no reason (except for termination by Employer without Cause in which case the restrictive covenants shall be deemed to be waived by Employer) and whether employment is terminated at the option of Employee or Employer, Employee agrees and covenants not to engage in Prohibited Activity within the United States. For purposes of this Section 7, “Prohibited Activity” is activity in which Employee contributes his knowledge, time, or other resources, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to an entity engaged in the same or similar business as the Business or other Lifted Businesses.  Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information or confidential information of Employer. Nothing herein shall prohibit Employee from purchasing or owning less than 5% of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that Employee is not a controlling person of, or a member of a group that controls, such corporation. This Section 7 does not, in any way, restrict or impede Employee from exercising protected rights to the extent that such rights cannot be waived by agreement, or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order.  Employee shall promptly provide written notice of any such order to Employer.

7.3Non-Solicitation of Employees or Independent Contractors.  Employee agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee or independent contractor of Employer during 12 months, to run consecutively, beginning on the last day of Employee’s employment with Employer.  Notwithstanding the foregoing, it shall not be a breach of this provision to hire an employee or independent contractor who responds to a general advertisement that is not targeted to a specific individual.

7.4Non-Solicitation of Suppliers and Customers.  Employee understands and acknowledges that because of Employee’s experience with and relationship to Employer, he shall have access to and learn about much or all of Employer’s supplier and customer information, which collectively includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, pricing information and other information identifying facts and circumstances specific to the supplier or customer and relevant to purchases, sales or services.  Employee understands and acknowledges that loss of this supplier or customer relationship or goodwill will cause significant and irreparable harm to Employer. Employee agrees and covenants, during twelve (12) months, to run consecutively, beginning on the last day of Employee’s employment with Employer, not to directly solicit, contact (including but not limited to email, regular mail, express mail, telephone, fax and instant message), attempt to contact, or meet with any supplier or customer of Employer for purposes of offering to purchase, purchasing, offering to sell, or selling any supplies, goods or services similar to or competitive with those purchased or sold by Employer.

7.5Acknowledgement.  Employee acknowledges and agrees that the services to be rendered by him to Employer are of a special and unique character; that Employee will obtain knowledge and skill relevant to methods of doing business and marketing strategies by virtue of Employee’s employment by Employer; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of Employer.

7.6Remedies.  In the event of a breach or threatened breach by Employee of Section 7 of this Agreement, Employee hereby consents and agrees that Employer shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security.  The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

8.Arbitration.  Any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by a single arbitrator under binding arbitration in the City of Chicago, Illinois.  Arbitration shall be administered exclusively by the American Arbitration Association and shall be conducted consistent with the rules, regulations and requirements thereof as well as any requirements imposed by Illinois state law.  Any arbitral award determination shall be final and binding upon the parties.

9.Proprietary Rights.

9.1Work Product.  Employee acknowledges and agrees that all right, title and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by Employee individually or jointly with others during the period of his employment by Employer and relate in any way to the Business or other Lifted Businesses, products, activities, research or development of Employer or result from any work performed by Employee for Employer (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), including rights in data and databases, (d) trade secrets, know-how and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of Employer.  For purposes of this Agreement, Work Product includes, but is not limited to, Employer  information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, supplier lists, supplier information, customer information, client information, customer lists, client lists, manufacturing information, marketing information, pricing information, advertising information and sales information.

9.2Work Made for Hire; Assignment.  Employee acknowledges that, by reason of being employed by Employer at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. Section 101 and such copyrights are therefore owned by Employer.  To the extent that the foregoing does not apply, Employee hereby irrevocably assigns to Employer, for no additional consideration, Employee’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world.  Nothing contained in this Agreement shall be construed to reduce or limit Employer’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that Employer would have had in the absence of this Agreement.

9.3Further Assurances; Power of Attorney.  During and after his employment, Employee agrees to reasonably cooperate with Employer to (a) apply for, obtain, perfect and transfer to Employer the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including giving testimony and executing and delivering to Employer any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by Employer.  Employee hereby irrevocably grants to Employer a power of attorney to execute and deliver any such documents on Employee’s behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to Employer and to further the transfer, prosecution, issuance and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Employee does not promptly cooperate with Employer’s request (without limiting the rights Employer shall have in such circumstances by operation of law).  The power of attorney is coupled with an interest and shall not be affected by Employee’s subsequent incapacity.

9.4No License.  Employee understands that this Agreement does not, and shall not be construed to, grant Employee any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to him by Employer.

10.Security.

10.1Security and Access.  Employee agrees and covenants (a) to comply with all of Employer’s security policies and procedures, as in force from time to time (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by Employer; and (c) not to access or use any Facilities and Information Technology Resources in any manner after the termination of Employee’s employment by Employer, whether termination is voluntary or involuntary. Employee agrees to notify Employer promptly in the event he learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Employer property or materials by others.

10.2Exit Obligations.  Upon (a) voluntary or involuntary termination of Employee’s employment or (b) Employer’s request at any time during Employee’s employment, Employee shall (1) provide or return to Employer any and all of Employer’s property, including keys, key cards, ADP badges, access cards, identification cards, security devices, employer credit cards, network access devices, computers, laptops, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, email messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives and data, and all documents and materials belonging to Employer and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of Employee, whether they were provided to Employee by Employer or by any of its business associates or created by Employee in connection with his employment by Employer; and (2) delete or destroy all copies of any such documents and materials not returned to Employee that remain in the Employee’s possession or control, including those stored on any non-Employer devices, networks, storage locations and media in Employee’s possession or control.

11.Governing Law: Jurisdiction and Venue.  This Agreement, for all purposes, shall be construed in accordance with the laws of Illinois without regard to conflicts of law principles.  Pursuant to Section 8, any disputes under this Agreement shall be subject to binding arbitration, provided that if any court action or proceeding is initiated by any party to enforce this Agreement, under any facts or circumstances that such party claims is not subject to arbitration pursuant to Section 8 for some claimed reason, then all parties agree and covenant that such court action or proceeding shall be brought only in a state or federal court located in the state of Illinois, County of Cook, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

12. Attorneys’ Fees and Costs.  If any action at law or in equity, including any action for declaratory relief, is brought by a party to this Agreement, including arbitration under Section 8, to enforce or interpret the provisions of this Agreement, the prevailing party shall recover from the non-prevailing party any actual damages and reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses incurred in connection with such dispute and arbitration or litigation.

13.Entire Agreement.  Unless specifically provided herein, this Agreement contains all of the understandings and representations between Employee and Employer pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.  The parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of this Agreement.

14.Modification and Waiver.  No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and executed by both Employee and Employer.

15.Severability.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.  The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.  The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them.  In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

16.Captions.  Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

17.Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

18.Successors and Assigns.  This Agreement is personal to Employee and shall not be assigned by Employee.  Any purported assignment by Employee shall be null and void from the initial date of the purported assignment.  Employer may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer, including pursuant to the Merger Agreement.  This Agreement shall inure to the benefit of Employer and permitted successors and assigns.

19.Notice.  Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to Employer prior to the Merger
Closing Date, to:	Oculus CHS Management Corp.
611 Apache Ave.
Aztec, NM 87410

If to Employer after the Merger
Closing Date, to:	Lifted Made
c/o Nicholas S. Warrender
5511 95th Ave.
Kenosha, WI 53144

With a copy to:	LFTD Partners Inc.
c/o Gerard M. Jacobs
14155 Pine Island Drive
Jacksonville, FL 32224

If to Employee, to:	Chase Sanchez
611 Apache Avenue
Aztec, NM 87410

20.Survival.  Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

21.Acknowledgement of Full Understanding.  EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT.  EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“Company”
Oculus CHS Management Corp., an Illinois corporation

By:	/s/ Chase Sanchez
Name:	Chase Sanchez
Title:	President

“Oculus”
Oculus CRS, LLC, a Colorado limited liability company

By:	/s/ Chase Sanchez
Name:	Chase Sanchez
Title:	Authorized Member

“Lifted”
Lifted Liquids, Inc. d/b/a Lifted Made, an Illinois corporation

By:	/s/ William C. Jacobs
Name:	William C. Jacobs
Title:	President

“Employee”

/s/ Chase Sanchez
Chase Sanchez

[Signature Page to Executive Employment Agreement of Chase Sanchez Agreement]